Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, D.C. 20037 O +1 202 457 6000 F +1 202 457 6315 squirepattonboggs.com

January 13, 2016

Board of Directors
NovaBay Pharmaceuticals, Inc.
5980 Horton Street, Suite 550
Emeryville, CA 94608

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 139,449 additional shares of the Company’s common stock, par value $0.01 per share (the “Plan Shares”), authorized for issuance pursuant to the evergreen provision for fiscal year 2016 of the Company’s 2007 Omnibus Incentive Plan, as amended and restated (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In such examination and in rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies. Insofar as this opinion relates to Plan Shares to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of issuance are the same as such laws, rules and regulations in effect as of the date hereof. We have also assumed that the Plan Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Plan Shares, that there will be no changes in the documents we have examined and that, at all times prior to the issuance of the Plan Shares, the Company will maintain a sufficient number of authorized but unissued shares of common stock available for issuance.

Based upon, subject to and limited by the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Plan Shares, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. Our opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinion contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

/s/ Squire Patton Boggs (US) LLP

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